Exhibit 4.2

FORM OF GUARANTEED SUBORDINATED TERM NOTES CERTIFICATE

Certificate No

Nominal Amount of Notes $

FIRSTCARIBBEAN INTERNATIONAL BANKING & FINANCIAL
CORPORATION LIMITED
(A company incorporated under the laws of Trinidad and Tobago)

Guaranteed Subordinated Terms Notes 2007 – 2017
(in denominations of $10,000.00 or multiples of $10,000.00)

THIS IS TO CERTIFY that                      is/are the registered holder(s) of the above mentioned Guaranteed Subordinated Term Notes in the principal amount of $                             which are constituted and secured by a Trust Deed dated the 23rd day of March, 2007 (the “Trust Deed”) and made between FirstCaribbean International Banking & Financial Corporation Limited (the “Company”) of the One Part and Polanc Trusts Limited of the Other Part as Trustee for the Noteholders. The Notes are issued with the benefit of and subject to the provisions contained in the Trust Deed and the Conditions endorsed hereon.

Principal and interest are payable on the Notes represented by this Certificate in accordance with the Conditions endorsed hereon.

IN WITNESS WHEREOF the Seal of the Company was affixed in accordance with a Resolution of the Company and in conformity with its Articles and by-laws and has been signed on behalf of the Company by the Director and the Secretary thereof.

DATED this                  day of                              2007

DIRECTOR

SECRETARY

Countersigned for the purpose of authentication only:

as Paying Agent

Registered

Dated

NOTE:                               This Certificate must be surrendered before any transfer of the whole or any portion of the Note to which it relates can be registered or a new Certificate issued in exchange. No fraction of $10,000.00 of Notes can be transferred.